Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
California Water Service Group
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(o)(1)(2)			$350,000,000(3)	0.0000927	$32,445(2)
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$350,000,000		$32,445
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$32,445
(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the registrant’s registration statement on Form S-3, filed by the registrant on April 29, 2022.

(2)
The filing fee of $32,445 is calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) of the Securities Act.

(3)
The amount of securities to be registered consists of $350,000,000 of an indeterminate number or amount of shares of common stock of California Water Service Group, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.